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                                                                      EXHIBIT 12

OVERSEAS SHIPHOLDING GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                  YEAR ENDED DECEMBER 31,
                                               PROFORMA     ------------------------------------------------------------------
                                                 2002          2002          2001          2000          1999          1998
                                              --------------------------------------------------------------------------------
EARNINGS:
Income/(loss) before income taxes             $  (31,514)   $  (20,864)   $  154,445    $  132,989    $   21,764    $  (56,220)
Less equity in (earnings) of 50%-
or-less-owned companies                          (11,407)      (11,407)      (20,474)      (11,449)       (7,132)        3,600
Less (gain) on sale of investment in
cruise business                                        -             -             -             -             -       (42,288)
Less (gain)/provision for loss on planned
vessel dispositions                                    -             -             -             -       (12,404)       85,072
                                              --------------------------------------------------------------------------------
Pretax income from continuing operations         (42,921)      (32,271)      133,971       121,540         2,228        (9,836)
Add Fixed Charges                                 72,425        61,775        63,468        67,920        58,285        89,796
Less interest capitalized during the period       (4,949)       (4,949)      (13,151)      (15,411)      (10,614)       (3,035)
Add amortization of capitalized interest           3,000         3,000         3,000         3,000         3,000         3,000
                                              --------------------------------------------------------------------------------
Total Earnings                                $   27,555    $   27,555    $  187,288    $  177,049    $   52,899    $   79,925
                                              ================================================================================

FIXED CHARGES:
Interest expense, including amortization
of deferred finance costs                     $   63,343    $   52,693    $   45,035    $   46,667    $   43,008    $   83,197
Add interest capitalized                           4,949         4,949        13,151        15,411        10,614         3,035
Add interest portion of rental expense:            4,133         4,133         5,282         5,842         4,663         3,564
                                              --------------------------------------------------------------------------------
Total Fixed Charges                           $   72,425    $   61,775    $   63,468    $   67,920    $   58,285    $   89,796
                                              ================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                     -             -           2.9X          2.6X            -             -
                                              ================================================================================

THE DEFICIENCY OF EARNINGS NECESSARY TO
COVER FIXED CHARGES                           $   44,870    $   34,220                                $    5,386    $    9,871
                                              ================================================================================
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